UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 27, 2018

SOUTH JERSEY INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-6364	22-1901645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037

(Address of Principal Executive Offices) (Zip Code)

(609) 561-9000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                   ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2018 (the “Effective Date”), South Jersey Industries, Inc., a New Jersey corporation (the “Company”), through its indirectly wholly-owned subsidiary, Marina Energy LLC, a New Jersey limited liability company (“Marina”), entered into a series of agreements whereby Marina will sell its portfolio of solar energy assets (the “Transaction”) to an entity managed by Goldman Sachs Asset Management (“Buyer”). As part of the Transaction, Marina has agreed to sell the 76 distributed solar energy projects located at 143 sites across New Jersey, Maryland, Massachusetts and Vermont with total capacity of approximately 204 MW (the “Projects”). Total consideration for the Transaction is approximately $350.0 million in cash, which consists of $287.4 million for the sale of solar assets and $62.6 million for the sale of certain Solar Renewable Energy Credits (“SRECs”).

To facilitate the Transaction, Marina and Buyer entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which Marina will sell the assets comprising the Projects or, in some cases, 100% of the equity interests of certain special purpose companies wholly-owned by Marina that own the assets comprising certain Projects, for an aggregate purchase price of approximately $287.4 million. The sale of individual Projects will occur on a rolling basis as the conditions precedent to each closing, including certain regulatory filings and receipt of consents to assignment of project contracts and permits, are satisfied. Depending on the timing of closing with respect to individual Projects, the individual purchase prices for those Projects may be adjusted to account for Project revenues retained by Marina during the period prior to such closings, with a maximum aggregate downward adjustment of approximately $5.4 million. The Purchase Agreement contains customary representations, warranties, covenants, and conditions precedent to closing of the sales. The Company currently expects that all but one of the Projects will satisfy all closing conditions on or before December 31, 2018; the remaining Project is expected to satisfy all closing conditions on or before August 31, 2019.

In connection with the Transaction, Marina and Buyer entered into a Master Lease Agreement, dated as of the Effective Date (the “Master Lease Agreement”), pursuant to which Marina will lease certain of the Projects that have not yet passed the fifth anniversary of their placed-in-service dates for U.S. federal income tax purposes (the “ITC Projects”) back from Buyer from the date each such ITC Project is acquired by Buyer until the later of the first anniversary of the applicable acquisition date and the fifth anniversary of the applicable placed-in-service date of such ITC Project.

With respect to the sale of the SRECs, Marina and Buyer entered into a Solar Renewable Energy Certificate Purchase and Sale Agreement, dated as of the Effective Date (the “SREC Agreement”), pursuant to which Marina will sell to Buyer the SRECs produced by the Projects that are available for delivery from the Effective Date until the applicable acquisition date, with respect to non-ITC Projects, or the end of the applicable lease term, with respect to the ITC Projects. The aggregate purchase price for the SRECs under the SREC Agreement is approximately $62.6 million, and is expected to be paid by July 6, 2018.

The Purchase Agreement and the SREC Agreement (together, the “Agreements”) are attached as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated by reference into this Item 1.01. The foregoing summary of the Agreements are qualified in their entirety by reference to the full text of such Agreements.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement, dated as of June 27, 2018, by and between Marina Energy LLC and GSRP Project Holdings I, LLC.

2.2	Solar Renewable Energy Certificate Purchase and Sale Agreement, dated as of June 27, 2018, by and between Marina Energy LLC and GSRP Project Holdings I, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: July 3, 2018	By:	/s/ Stephen H. Clark
Name: Stephen H. Clark
Title: Executive Vice President and Chief Financial Officer